SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 30, 2005

FEDERAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-23449	59-2935028

(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

312 West First Street
Sanford, Florida 32771

(address of principal executive offices)

Registrant’s telephone number: (407) 323-1833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

          The Board of Directors of Federal Trust Corporation (“Federal Trust” or “Corporation”) has responded to a shareholder’s recommendation for adding a new director.

          On November 28, 2005, a letter was sent to Federal Trust’s Board of Directors by Keefe Managers, LLC, recommending that the Board consider the appointment or nomination for election of a director  candidate by no later than the Corporation’s 2006 Annual Meeting of Shareholders.  On November 28, 2005, Keefe Managers filed a Schedule 13D expressing its concerns and intentions with regard to its investment in Federal Trust, which was followed by an interview with SNLi on December 2, 2005.  These communications and filing followed an earlier interview in September with SNLi, wherein Keefe Managers recommended that Federal Trust should consider a sale, a position which Keefe Managers has since retracted.

          The Board of Directors of Federal Trust met on December 20, 2005, to consider Keefe Managers’ request and actions.  The Board then authorized management to issue its formal response, which is summarized herein.  The Board wants to make it clear to the investment community that it is the Corporation’s intent to remain independent and that a strategic plan is in place, which the Board believes will enhance franchise and shareholder value.

          Since its establishment in 1989, the Corporation has strived to facilitate transactions in its securities by providing shareholders with an effective means to more easily buy and sell their stock.  The initial stock listing with the NASDAQ “Small Cap Market” was followed with a listing on the American Stock Exchange on June 23, 2003.  Another part of the Corporation’s strategic plan has been to build a banking franchise footprint across Central Florida.  As of the date of this filing, Federal Trust has six full service offices located in Casselberry, Winter Park, Sanford, Deltona, Orange City and New Smyrna, with branches in Lake Mary, Port Orange, Eustis and Edgewater scheduled to open in 2006.  Federal Trust is also looking at other opportunities for expansion, both internally and through acquisitions.

          The Corporation has always had an open communication policy with its shareholders.  The Corporation’s Chief Executive Officer and President James V. Suskiewich, communicates directly with shareholders, including Keefe Managers.  Prior to the September 2005 SNLi interview, the Corporation had no negative communications with Keefe Managers.  The Board, however, does not believe that it is in the shareholders’ and their Corporation’s best interest to use the media as a means of communicating a shareholder’s views.

          Director nominations, including nominations proposed by shareholders, are considered by the Nominating Committee pursuant to the provisions of the Nominating Committee Charter. The Nominating Committee has given serious consideration to the candidate recommended by Keefe Managers and has determined that a local candidate who has an understanding and knowledge of the Corporation’s markets would be better suited for the Corporation.  Over the past year, directors have been added to the Bank’s Board to do what Ben Bishop of Allen Ewing & Company commented on in his interview with SNLi, i.e., looking for directors in the Orlando market “who can bring business to the Bank.”  The Bank’s Board of Directors currently consists of eight members, three of whom were added in 2004-2005.  While these actions may seem to be in reaction to Keefe Managers’ recommendations, they are not. Since the 2005 Annual Meeting of Shareholders, the Board has discussed the addition of new members to the Board and has been considering candidates whose backgrounds and experience would be best suited for Federal Trust, to represent the interests of all shareholders.

          With regard to corporate governance, the directors have significant experience and knowledge of the financial industry and take their fiduciary and corporate governance responsibilities very seriously.  The Corporation’s Board is fully aware of the independence requirements under Sarbanes-Oxley and the American Stock Exchange’s rules and has complied with them.  Directors attend educational seminars and Board Committees are governed by their Charters, which are reviewed annually to determine, from a corporate governance standpoint, what changes need to be made to the respective Charters.

          In closing, the Board of Directors, management, and the employees of Federal Trust, wish the Corporation’s shareholders a safe and prosperous 2006, and will continue to do everything they can to each day maintain its trust and confidence of the shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2005

Federal Trust Corporation

(Registrant)

	By:	/s/ James V. Suskiewich

James V. Suskiewich
Chairman of the Board Chief Executive Officer and President
(407) 323-1833